Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Protara Therapeutics, Inc. for the registration of 21,686,760 shares of its common stock and to the incorporation by reference therein of our report dated March 13, 2024, with respect to the consolidated financial statements of Protara Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 02, 2024